Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Nov-05	Oct-05	Sep-05
Yield	15.30%	15.29%	15.60%
Less: Coupon	4.20%	4.09%	3.89%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	6.84%	4.91%	4.42%
Excess Spread	2.76%	4.79%	5.79%

Three Month Average Excess Spread	4.45%	5.35%	5.65%

Delinquency:
30 to 59 days	0.93%	1.10%	1.02%
60 to 89 days	0.55%	0.70%	0.68%
90 + days	1.04%	1.41%	1.36%
Total	2.52%	3.21%	3.06%

Principal Payment Rate	19.54%	18.54%	18.64%